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                                                                   EXHIBIT 10.20


                      Alex Soufflas Employment Arrangement

Salary: Annual salary of $158,400.

Option: One option to acquire 1,000,000 shares of common stock. The option shall have an exercise price of $.40 per share, vest in four equal annual installments commencing on February 1, 2006, and have a term of 10 years.

Health Benefits: Health benefits comparable to those of other executive officers.